Exhibit 5.2

August 12, 2020

QVC Rocky Mount, Inc.

100 QVC Boulevard

Rocky Mount, North Carolina 27801

Re:          Form S-3 Registration Statement filed by QVC, Inc., a Delaware corporation (the “Parent Company”), on August 12, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “462(b) Registration Statement”)

Ladies and Gentlemen:

We have acted as special North Carolina counsel to QVC Rocky Mount, Inc., a North Carolina corporation (the “Guarantor”), with respect to certain legal matters in connection with the above-referenced 462(b) Registration Statement, pursuant to which the Parent Company is effecting the registration of an incremental aggregate offering price of up to $84,950,000 of (a) senior debt securities of the Parent Company (the “Senior Debt Securities”) and subordinated debt securities of the Parent Company (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), which may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness and (b) full and unconditional guarantees of one or more series of the Debt Securities (the “Guarantees”) in addition to the $1,500,000,000 aggregate offering price of the Debt Securities and Guarantees previously registered by the Parent Company under the Registration Statement on Form S-3 (File No. 333-233799), declared effective by the Commission on October 3, 2019 (the “Prior Registration Statement”). Each series of Debt Securities and each Guarantee of the Guarantor will be issued (i) in the case of the Senior Debt Securities, pursuant to an indenture to be entered into between the Parent Company, as issuer, the Guarantor and certain other subsidiary guarantors of the Parent Company party thereto, as guarantors, and the trustee, and (ii) in the case of the Subordinated Debt Securities, pursuant to an indenture to be entered into between the Parent Company, as issuer, the Guarantor and certain other subsidiary guarantors of the Parent Company party thereto, as guarantors, and the trustee.

A.            DOCUMENTS REVIEWED.  For purposes of rendering this opinion we have examined and relied upon the following documents: (i) the 462(b) Registration Statement; and (ii) the Prior Registration Statement. We have also reviewed and relied upon the following documents: (x) Articles of Incorporation of the Guarantor dated July 20, 1999 and filed with the North

Carolina Secretary of State on July 20, 1999; (y) undated Bylaws of the Guarantor; and (z) a Certificate of Existence of the Guarantor issued by the North Carolina Secretary of State dated August 11, 2020. The organizational documents described in items (x) and (y) above are collectively referred to herein as the “Guarantor Organizational Documents.”

We have also reviewed and relied upon such certificates of representatives of the Guarantor as to factual matters, certificates of public officials and other instruments, documents and agreements as a basis for the opinions set forth below. Notwithstanding the foregoing, for purposes of this opinion we have not made an independent review of any agreements, instruments, writs, orders, judgments, rules or regulations which may have been executed by or which may now be binding upon the Guarantor or which may affect the assets or business of the Guarantor, as applicable, nor have we undertaken to review our internal files or the files of the Guarantor relating to other transactions to which the Guarantor may be a party or to discuss such transactions or the business of the Guarantor generally with any other lawyers in our firm or representatives of the Guarantor. We have relied as to factual matters upon the representations, warranties, certifications and statements contained in the transaction documents described herein.

B.            ASSUMPTIONS. In rendering this opinion, we have assumed the following with your express permission and without independent verification or investigation: (i) that all natural persons executing the transaction documents described herein have the legal capacity to do so; (ii) that all signatures on all documents submitted to us are genuine; (iii) that all documents submitted to us as originals are authentic; (iv) that all certificates of public officials and representatives of the Guarantor have been properly issued and are accurate; (v) that all documents submitted to us as copies conform to the original documents, which themselves are authentic; and (vi) that the Guarantor shall have taken all necessary corporate action to authorize the issuance of the Guarantees.

C.            OPINIONS. Based on and subject to the foregoing and the qualifications and limitations set forth herein, it is our opinion that:

1.             The Guarantor is a corporation in valid existence under the laws of the State of North Carolina.

2.             Each Guarantee issued by the Guarantor, when issued, (a) will not violate the Guarantor Organizational Documents, (b) will have been authorized by all necessary corporate action of the Guarantor, and (c) will be within the corporate powers of the Guarantor.

Nothing contained in this opinion letter shall be construed as an opinion as to the enforceability of any of the documents referenced herein.

This opinion is limited to the laws of the State of North Carolina, and to the laws of the United States of America that are applicable to transactions similar to those contemplated by the transaction documents described herein, excluding the following legal issues or the application of any such laws or regulations to the matters on which our opinions are referenced: (i) federal and state securities laws; (ii) the local laws of the State of North Carolina (i.e., the statutes, ordinances, the administrative decisions and the rules and regulations of counties and municipalities of the State of North Carolina); (iii) federal and state antitrust and unfair competition laws and regulations; (iv) federal and state tax laws and regulations; (v) federal and state regulatory laws and regulations applicable to any entity because of the business in which it is engaged; (vi) federal and state environmental laws and regulations; and (vii) laws, rules and regulations relating to money laundering and terrorist groups (including any requirements imposed under the USA Patriot Act of 2001, as amended).  We render no opinion as to any documents not specifically opined to herein, including documents referenced in transaction documents described herein.

This opinion may be relied upon by Baker Botts L.L.P. in connection with the opinion it is delivering to the Parent Company, a copy of which is filed as an exhibit to the 462(b) Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the 462(b) Registration Statement. We also consent to the reference to our firm under the caption, “Legal Matters,” in the Prior Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

Very truly yours,

/s/ WOMBLE BOND DICKINSON (US) LLP
A Limited Liability Partnership